EXHIBIT 10.7

August 27, 2004

Mr. Michael P. Christy

6120 Pinter Court

West Chester, Ohio 45069

Re:	Separation Agreement and Release

Dear Mike:

Earlier this year, you initiated discussions with Jim Wainscott concerning the possibility of a mutual agreement to terminate your employment with the Company. Recently, you approached me to re-initiate discussions on that subject. You stated your desire to leave the Company if you could work out an appropriate and fair separation agreement which takes into account that, by voluntarily leaving now, you will be foregoing (1) the opportunity to continue your employment here long enough to qualify for a lifetime pension annuity under the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (the “SERP”), and (2) other significant severance benefits to which you would be entitled under your Executive Officer Severance Agreement dated June 19, 2002 (“Executive Officer Agreement”) if you were able to voluntarily terminate your employment with the Company “for good reason” or if the Company chose to involuntarily terminate your employment. You made a specific proposal to me for a separation agreement which would be satisfactory to you.

I stated that I thought the Company might be willing to work out a separation agreement similar to what you were proposing, but that any such agreement would need the approval of Jim Wainscott, President and Chief Executive Officer, and the Compensation Committee of the Board of Directors. I now have discussed your proposal with them and I am authorized to make on behalf of the Company the formal proposal set forth below. Its terms are similar to those you proposed, but also include a broad release of claims and other such terms which the Company routinely includes in separation agreements with management personnel as part of the consideration for the severance benefits. If the proposal set forth in this letter is acceptable to you, please sign it on the last page where designated. Upon your signature, this letter will constitute a formal Separation Agreement and Release (“Agreement”) between you and AK Steel Corporation (the “Company” or “AK Steel”) on the terms of your separation of employment with the Company.

1.	Upon proper notice to the Company, you elected to voluntarily resign from all positions with the Company and its parent, subsidiary and/or affiliated companies effective August 31, 2004. Your resignation constitutes a voluntary termination of your employment “without Good Reason” as set out in section A(3)(c) of your Executive Officer Agreement. For purposes of your Executive Officer Agreement and all policies or plans of the Company relating to your employment, August 31, 2004 shall be the “Date of Termination” of your employment.

2.	You will be paid your salary through August 31, 2004. You also will be paid for calendar year 2004 vacation days not yet taken or sold to your Flexfund. Any such amounts for vacation not already paid will be paid on or before September 30, 2004.

3.	You will receive a lump-sum severance payment in the total amount of $472,500 (subject to withholding). Payment will be made after the Effective Date of this Agreement (as defined in paragraph 13 below) but no later than October 31, 2004.

4.	You will receive an additional severance payment equal in amount to the performance award(s), if any, for calendar year 2004 you would otherwise receive under the AK Steel Corporation Annual Management Incentive Plan (“MIP”) and the AK Steel Corporation Long-Term Performance Plan (“LTPP”) if you were still an employee at the time such performance award(s), if any, are made. Payment (subject to withholding) to you of any such 2004 performance award will be made at the same time payments are made generally to other MIP and LTPP participants.

5.	For an eighteen-month period following your Date of Termination, you will continue to receive health insurance coverage to the extent and on the same basis as it is provided generally to Executive Officers of the Company during that period; provided, however, that if at any time during that eighteen-month period you become eligible to receive health insurance coverage based upon employment with another employer, the obligation of the Company to continue to provide such health insurance coverage to you shall then cease. During this eighteen-month period you must report to the Company’s Vice President, Human Resources, your eligibility to receive health insurance benefits from another employer within seven days after becoming eligible.

6.	Subject to the conditions set forth in paragraphs 7-8 below, the restricted shares of AK Steel Holding Corporation granted to you but not yet vested (47,988 shares in total) will not be cancelled upon termination of your employment with the Company. Rather, the vesting schedule specified in each grant will continue to apply to your restricted shares until the third anniversary of your Date of Termination, at which time any remaining restrictions will be waived. You agree that, in the event of a breach by you of any of the conditions in paragraphs 7-8 below, all shares held by you which are then still subject to restrictions shall be forfeited. In accordance with the terms of the AK Steel Holding Corporation Stock Incentive Plan, any stock options granted to you under such plan will cease to be exercisable as of your Date of Termination.

7.	You agree that the executive responsibilities set forth in Section B of your Executive Officer Agreement survive the termination of your employment with the Company and that you will comply with those responsibilities, including the confidentiality, non-solicitation and non-disparagement, conflict-of-interest and injunctive provisions set forth in subparagraphs 1 and 3-5 of Section B of your Executive Officer Agreement; provided, however, the Company agrees to release you from the covenant not to compete set forth in subparagraph 2 of Section B of your Executive Officer Agreement.

8.	For a period of one year following your Date of Termination, you agree to co-operate in good faith with the Company with respect to pending or potential claims or litigation involving the Company as to which you have personal knowledge or as to which you have been identified as a witness. Such co-operation shall include meeting with the Company and its representatives, upon reasonable request, for purposes of providing information and preparing for deposition and/or trial testimony, as well as providing such testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with such co-operation following presentation of appropriate supporting documentation.

9.	Except as expressly set forth herein, on behalf of yourself and your heirs, representatives and assigns, you hereby waive, release and forever discharge the Company and AK Steel Holding Corporation, and their respective past, present and future assigns, attorneys, agents, legal representatives, officers, directors, employees, shareholders, predecessor-, successor-, affiliated-, subsidiary-, and parent-corporations (and the officers, directors and employees of said corporations), from any and all actual and potential claims, actions, causes of action, rights, judgments, debts, contracts, promises, allegations, demands, obligations, duties, suits, expenses, assessments, penalties, charges, injuries, losses, costs, damages and liabilities and any other compensation of whatever kind and nature (including back or front pay or benefits), whether known or unknown, foreseen or unforeseen, and whether the effects or consequences are known or unknown, foreseen or unforeseen (hereinafter all referred to collectively as “Claims”), including, but not limited to those arising out of, in connection with or in any way relating to your Executive Officer Agreement, the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan, the AK Steel Corporation Long Term Performance Plan, the AK Steel Corporation Management Incentive Plan and/or your employment with the Company. Except as expressly set forth below, this waiver, release and discharge includes, but is not limited to, any liability to you for discrimination, slander, libel, damage to reputation, emotional distress, interest on the proceeds of this settlement, attorney fees, compensatory damages, punitive damages, tort damages, breach of contract, quasi-contract, promissory estoppel, any violation of federal, state, local, statutory or common law, including, but not limited to, the federal Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, and the Americans with Disabilities Act.

The foregoing waiver, release and discharge expressly exclude the following:

a.	You do not waive, release or discharge any rights or claims you may have under the federal Age Discrimination in Employment Act that arise after the date when you sign this Agreement.

b.	You do not waive, release or discharge any right which is not subject to waiver as a matter of law.

c.	You do not waive, release or discharge any benefits to which you are entitled under the terms of the AK Steel Corporation Retirement Accumulation Pension Plan.

10.	This Agreement is not an admission of any wrongdoing by anyone. It is not evidence of any violation of, or non-compliance with, any statute or law, nor an admission of any liability.

11.	You are advised to consult with an attorney before executing this Agreement.

12.	You have up to 21 days from your receipt of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days.

13.	To accept this Agreement, please date and sign this letter and return it to me. Once you do so, you still will have an additional seven calendar days in which to revoke your acceptance. To revoke, you must provide a written statement of revocation to me, c/o AK Steel Legal Department, 703 Curtis Street, Middletown, Ohio 45043, or sent via fax at 513-425-2302. If I have not received your written revocation within seven calendar days of your acceptance by signing below, the eighth day after the date of your acceptance will be the “Effective Date” of this Agreement.

14.	If any clause or provision of this Agreement is found to be invalid, such finding shall not affect the validity of any other clause or provision, or constitute a cause of action in favor of either party against the other.

15.	You acknowledge that there is lawful and adequate consideration supporting the execution of this Agreement.

16.	This Agreement will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, designees, devisees and legatees. If you should die while an amount would still be payable to you under this Agreement had you continued to live, such amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such devisee, legatee or designee, to your estate.

17.	The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession had taken place.

Sincerely,

/s/ David C. Horn
David C. Horn
Vice President, General Counsel and Secretary

By signing this letter, I acknowledge that I have carefully read this Agreement, that I understand it, and that I freely, voluntarily, and knowingly enter into it.

AGREED:

Michael P. Christy	Date